Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114987, Registration Statement No. 333-55836 and Registration Statement No. 333-62585 on Forms S-8, and Registration Statement No. 333-131949 and Registration Statement No. 333-116972, as amended, on Forms S-3, of our reports dated December 12, 2006, relating to the financial statements and financial statement schedule of The Pantry, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Pantry, Inc. for the year ended September 28, 2006.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

December 12, 2006